Exhibit 99

MATRIX SERVICE COMPANY REPORTS THIRD QUARTER FISCAL 2024 RESULTS
TULSA, OK – May 8, 2024 – Matrix Service Company (Nasdaq: MTRX), a leading North American industrial engineering, construction, and maintenance contractor, today announced results for the third quarter fiscal 2024 ended March 31, 2024.

THIRD QUARTER FISCAL 2024 RESULTS
(all comparisons versus the prior year period unless otherwise noted)

•Total backlog of $1.45 billion, +74% on a year-over-year basis, the highest level in 40-year company history
•Total project awards of $186.8 million, resulting in a book-to-bill ratio of 1.1x
•Revenue of $166.0 million, a decline of 11% on a year-over-year basis
•Adjusted EBITDA of ($9.8) million(1) versus ($7.7) million in the prior-year period
•Net loss per share of ($0.53)
•Cash flow from operations of $25 million, +25% on a year-over-year basis
•Cash and credit facility availability at March 31, 2024 of $135.0 million with no outstanding debt

“Bidding activity remained strong across end-markets during the third quarter, driven by multi-year tailwinds that continue to support backlog growth within our core storage, terminal, utility and power infrastructure markets,” said John R. Hewitt, President and Chief Executive Officer. “Although the timing of project awards and starts impacted our third quarter revenue, project performance was strong. Our backlog increased nearly 75% on a year-over-year basis to an all-time high of $1.45 billion, driven by a diverse mix of higher value, multi-year projects that position us for improved profitability moving into fiscal 2025. In our fourth quarter, we expect improvement in project activity versus third quarter results, positioning us to realize improved fixed cost absorption into our fiscal year-end.

“We generated a book to bill of 1.9x on a trailing 12 month basis through the third quarter, an increase from 1.3x in the prior 12 month period. We continue to maintain strong bidding discipline consistent with our strategic focus on profitable growth. As an increased volume of projects in backlog convert to revenue, we expect to drive improved fixed cost absorption and margin expansion.

“Longer term, we’re seeing significant additional opportunities in transmission and distribution and continued activity in specialty storage and terminals supporting natural gas-related demand including LNG and NGLs for the utility and power, and energy transition end-markets, as well as ammonia and hydrogen,” said Hewitt. “Matrix has built a reputation for consistently delivering exceptional outcomes for our customers, given our emphasis on safety, quality, and efficiency. As the current infrastructure investment cycle continues to gather momentum, we believe we are well-positioned to drive continued market share gains, while creating long-term value for our shareholders.”

(1) Adjusted net loss and adjusted loss per share are non-GAAP financial measures which exclude restructuring costs and gain on sale of non-core assets. Adjusted EBITDA is a non-GAAP financial measure which excludes restructuring costs, gain on sale of non-core assets, stock-based compensation, interest expense, and depreciation and amortization expense. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to net loss and net loss per share.

Financial Summary
Fiscal third quarter revenue was $166.0 million, compared to $175 million in the fiscal second quarter of 2024. The sequential decrease in total revenue reflects the timing of project awards and starts, as well as softness in the electrical and crude tank markets.

Gross margin was 3.4% in the third quarter of fiscal 2024. While project execution remained strong, gross margins were negatively impacted by the under-recovery of construction overhead costs due to low revenue. Additionally, gross margin was impacted by reduced labor demand for turnaround and maintenance services in the final year of a three-year refinery maintenance contract which is currently up for renewal. The accounting for this change resulted in a cumulative catch-up adjustment over the life of the contract, which impacted gross margins during the period.

SG&A expenses were $19.9 million in the third quarter of fiscal 2024 compared to $15.7 million in the second quarter of fiscal 2024. The increase was primarily attributable to a increase in expense associated with the variable accounting for cash-settled stock compensation, and increased project pursuit costs as we continue to actively pursue additional project opportunities.

The Company's effective tax rate for the third quarter of fiscal 2024 was zero, impacted by the valuation allowance placed on all our deferred tax assets due to the existence of a cumulative loss over a three-year period. As a result, we expect the effective tax rate to be around zero throughout fiscal 2024.

For the third quarter of fiscal 2024, the Company had a net loss of $14.6 million, or $(0.53) per share, compared to a net loss of $2.9 million, or $(0.10) per share, in the second quarter of fiscal 2024.

Segment Results
Storage and Terminals Solutions segment revenue decreased to $54.3 million in the third quarter of fiscal 2024 as compared to $62.4 million in the second quarter of fiscal 2024 as a result of lower volumes of work for flat-bottom tank repair and maintenance. Gross margin of 4.3% in the third quarter of fiscal 2024 benefited from strong project execution; however, margins were negatively impacted by under-recovery of construction overhead costs due to low revenue volumes.

Utility and Power Infrastructure segment revenue increased to $46.1 million in the third quarter of fiscal 2024 compared to $40.1 million in the second quarter of fiscal 2024 due to higher volumes of work for LNG peak shaving projects, partially offset by lower volumes of work for power delivery and power generation. Gross margin of 3.1% was impacted by under-recovery of construction overhead costs due to low revenue volumes and the Company shifted resources to this segment to support large capital projects.

Process and Industrial Facilities segment revenue decreased to $65.6 in the third quarter of fiscal 2024 compared to $71.3 million in the second quarter of fiscal 2024 primarily due to a large renewable energy facility nearing completion. The segment fully recovered construction overhead costs, however, third quarter gross margin of 2.7% declined compared to the prior quarter. Gross margin was impacted by reduced labor demand for turnaround and maintenance services in the final year of a three-year refinery maintenance contract which is currently up for renewal. The accounting for this change resulted in a cumulative catch-up adjustment over the life of the contract, which impacted gross margins during the period.

Outlook

The following forward-looking guidance reflects the Company’s current expectations and beliefs as of May 8, 2024. The following statements apply only as of the date of this disclosure and are expressly qualified in their entirety by the cautionary statements included elsewhere in this document:

On an overall basis, the quality of the Company’s backlog remains strong, and its revenue is expected to increase in the fourth quarter as the backlog converts to revenue.

On a segment basis:
•In Storage and Terminal Solutions segment, the Company expects revenue volumes to increase on both a year over year and sequential basis as the level of work increases on specialty vessel projects currently in backlog.
•In the Utility and Power Infrastructure segment, the Company expects revenue volumes to increase on both a year over year and sequential basis as the level of work increases on LNG peak shaving projects currently in backlog.
•In the Process and Industrial Facilities segment, the Company expects revenue to decrease on both a year over year and sequential basis as existing projects near completion and we await the start of new projects both in backlog and in our opportunity pipeline.

Backlog

The Company’s backlog increased from the end of the prior quarter, ending at $1.45 billion as of March 31, 2024. Project awards totaled $187 million in the third quarter of fiscal 2024, resulting in a book-to-bill ratio of 1.1. Project awards in the quarter included a significant ethane storage project. The Company also reduced backlog in the Process and Industrial Facilities segment by $17.4 million to account for a reduction of work available to us under an existing refinery maintenance program. The table below summarizes our awards, book-to-bill ratios and backlog by segment for our third fiscal quarter (amounts are in thousands, except for book-to-bill ratios):

	Three Months Ended		Nine Months Ended
	March 31, 2024		March 31, 2024		Backlog as of
Segment:	Awards	Book-to-Bill(1)	Awards	Book-to-Bill(1)	March 31, 2024
Storage and Terminal Solutions	$134,592	2.5	$674,486	3.3	$738,337
Utility and Power Infrastructure	27,093	0.6	91,556	0.8	432,415
Process and Industrial Facilities	25,113	0.4	148,949	0.7	279,486
Total	$186,798	1.1	$914,991	1.7	$1,450,238

(1)Calculated by dividing project awards by revenue recognized during the period.

Financial Position

Net cash provided by operating activities during the fiscal third quarter of 2024 was $25 million, compared to $29.6 million during the fiscal second quarter of 2024. Net cash provided by operating activities during the quarter primarily reflect scheduled payments from customers associated with project awards in backlog that have yet to break-ground.

As of March 31, 2024, Matrix had total liquidity of $135.0 million. Liquidity is comprised of $69.7 million of unrestricted cash and cash equivalents and $65.3 million of borrowing availability under the credit facility. The Company also has $25.0 million of restricted cash to support the facility. As of March 31, 2024, we had no outstanding borrowings under the facility.
Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, May 9, 2024.
A live listen-only webcast of the conference call will be available on the Investor Relations page of the Company's website at matrixservicecompany.com under Events and Presentations. Investors and other interested parties can access a live audio-visual webcast using this webcast link: https://edge.media-server.com/mmc/p/9sodhwd8, or through the Company’s website at www.matrixservicecompany.com on the Investors Relations page under Events & Presentations.

If you would like to dial in to the conference call, please register at https://register.vevent.com/register/BI1e55487d357944dabdb8f2ab8bc52106 at least 10 minutes prior to the start time. Upon registration, participants will receive a dial-in number and unique PIN to join the call as well as an e-mail confirmation with the details.
For those unable to participate in the conference call, a replay of the webcast will be available on the Investor Relations page of the Company's website.
The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering and construction contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results in three key operating segments: Storage and Terminal Solutions, Utility and Power Infrastructure, and Process and Industrial Facilities.
With a focus on sustainability, building strong Environment, Social and Governance (ESG) practices, and living our core values, Matrix ranks among the Top Contractors by Engineering-News Record, was recognized for its Board diversification, is an active signatory to CEO Action for Diversity and Inclusion, and is consistently recognized as a Great Place to Work®. To learn more about Matrix Service Company, visit matrixservicecompany.com and read our inaugural Sustainability Report.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
Revenue	$166,013	$186,895	$538,714	$589,166
Cost of revenue	160,435	182,476	510,688	573,041
Gross profit	5,578	4,419	28,026	16,125
Selling, general and administrative expenses	19,948	16,862	52,792	51,218
Goodwill impairment	—	—	—	12,316
Restructuring costs	—	316	—	2,881
Operating loss	(14,370)	(12,759)	(24,766)	(50,290)
Other income (expense):
Interest expense	(143)	(268)	(787)	(1,556)
Interest income	165	94	477	164
Other (Note 3)	(235)	(116)	4,481	(706)
Loss before income tax expense	(14,583)	(13,049)	(20,595)	(52,388)
Provision for federal, state and foreign income taxes	(2)	(363)	4	(363)
Net loss	$(14,581)	$(12,686)	$(20,599)	$(52,025)

Basic loss per common share	$(0.53)	$(0.47)	$(0.75)	$(1.93)
Diluted loss per common share	$(0.53)	$(0.47)	$(0.75)	$(1.93)
Weighted average common shares outstanding:
Basic	27,443	27,038	27,357	26,969
Diluted	27,443	27,038	27,357	26,969

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	March 31, 2024	June 30, 2023
Assets
Current assets:
Cash and cash equivalents	$69,658	$54,812
Accounts receivable, less allowances (March 31, 2024—$428 and June 30, 2023—$1,061)	172,924	145,764
Costs and estimated earnings in excess of billings on uncompleted contracts	34,600	44,888
Inventories	9,057	7,437
Income taxes receivable	325	496
Prepaid expenses	6,606	5,741
Other current assets	—	3,118
Total current assets	293,170	262,256
Restricted cash	25,000	25,000
Property, plant and equipment - net	44,711	47,545
Operating lease right-of-use assets	17,911	21,799
Goodwill	29,061	29,120
Other intangible assets, net of accumulated amortization	1,925	3,066
Other assets, non-current (Note 2)	28,227	11,718
Total assets	$440,005	$400,504

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	March 31, 2024	June 30, 2023
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$55,192	$76,365
Billings on uncompleted contracts in excess of costs and estimated earnings	167,657	85,436
Accrued wages and benefits	18,068	13,679
Accrued insurance	5,699	5,579
Operating lease liabilities	3,624	4,661
Other accrued expenses	2,009	1,815
Total current liabilities	252,249	187,535
Deferred income taxes	25	26
Operating lease liabilities	17,947	20,660
Borrowings under asset-backed credit facility	—	10,000
Other liabilities, non-current	3,982	799
Total liabilities	274,203	219,020
Commitments and contingencies
Stockholders’ equity:
Matrix Service Company stockholders' equity:
Common stock—$0.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of March 31, 2024 and June 30, 2023; 27,304,734 and 27,047,318 shares outstanding as of March 31, 2024 and June 30, 2023, respectively	279	279
Additional paid-in capital	142,634	140,810
Retained earnings	38,318	58,917
Accumulated other comprehensive loss	(9,293)	(8,769)
Treasury stock, at cost — 583,483 shares as of March 31, 2024, and 840,899 shares as of June 30, 2023	(6,136)	(9,753)
Total stockholders' equity	165,802	181,484
Total liabilities and stockholders’ equity	$440,005	$400,504

Matrix Service Company
Condensed Consolidated Statements of Cash Flows
(unaudited)
(In thousands)

	Nine Months Ended
	March 31, 2024	March 31, 2023
Operating activities:
Net loss	$(20,599)	$(52,025)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	8,337	10,499
Goodwill impairment	—	12,316
Stock-based compensation expense	5,765	5,154
Gain on sale of property, plant and equipment (Note 3)	(4,530)	(21)
Provision for uncollectible accounts	(33)	(63)
Other	202	189
Changes in operating assets and liabilities increasing (decreasing) cash:
Accounts receivable, net of allowance for credit losses	(43,080)	(9,484)
Costs and estimated earnings in excess of billings on uncompleted contracts	10,288	(8,646)
Inventories	(1,620)	1,947
Other assets and liabilities	1,653	10,401
Accounts payable	(20,923)	(9,344)
Billings on uncompleted contracts in excess of costs and estimated earnings	82,221	49,623
Accrued expenses	7,886	(8,143)
Net cash provided by operating activities	25,567	2,403
Investing activities:
Capital expenditures	(5,689)	(6,212)
Proceeds from asset sales (Note 3)	5,535	110
Net cash used by investing activities	(154)	(6,102)
Financing activities:
Advances under asset-backed credit facility	10,000	10,000
Repayments of advances under asset-backed credit facility	(20,000)	(10,000)
Proceeds from issuance of common stock under employee stock purchase plan	132	200
Repurchase of common stock for payment of statutory taxes due on equity-based compensation	(456)	(310)
Net cash used by financing activities	(10,324)	(110)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(243)	(358)
Net increase (decrease) in cash, cash equivalents and restricted cash	14,846	(4,167)
Cash, cash equivalents and restricted cash, beginning of period	79,812	77,371
Cash, cash equivalents and restricted cash, end of period	$94,658	$73,204
Supplemental disclosure of cash flow information:
Cash paid (received) during the period for:
Income taxes	$(148)	$(13,286)
Interest	$776	$1,675
Non-cash investing and financing activities:
Purchases of property, plant and equipment on account	$39	$30

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended March 31, 2024
Total revenue (1)	$54,304	$46,120	$65,589	$—	$166,013
Cost of revenue	(51,991)	(44,711)	(63,822)	89	(160,435)
Gross profit	2,313	1,409	1,767	89	5,578
Selling, general and administrative expenses	5,395	2,733	2,590	9,230	19,948
Operating loss	$(3,082)	$(1,324)	$(823)	$(9,141)	$(14,370)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $1.3 million for the three months ended March 31, 2024.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended March 31, 2023
Total revenue (1)	$52,165	$35,024	$99,706	$—	$186,895
Cost of revenue	(52,975)	(32,234)	(96,546)	(721)	(182,476)
Gross profit (loss)	(810)	2,790	3,160	(721)	4,419
Selling, general and administrative expenses	5,735	1,869	3,556	5,702	16,862
Restructuring costs	79	—	106	131	316
Operating income (loss)	$(6,624)	$921	$(502)	$(6,554)	$(12,759)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $1.7 million for the three months ended March 31, 2023.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Nine Months Ended March 31, 2024
Total revenue (1)	$206,808	$118,659	$212,014	$1,233	$538,714
Cost of revenue	(197,704)	(112,139)	(198,498)	(2,347)	(510,688)
Gross profit (loss)	9,104	6,520	13,516	(1,114)	28,026
Selling, general and administrative expenses	14,362	6,259	7,884	24,287	52,792
Operating income (loss)	$(5,258)	$261	$5,632	$(25,401)	$(24,766)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $3.1 million for the nine months ended March 31, 2024.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Nine Months Ended March 31, 2023
Total revenue (1)	$191,614	$130,429	$267,123	$—	$589,166
Cost of revenue	(183,211)	(123,500)	(264,764)	(1,566)	(573,041)
Gross profit (loss)	8,403	6,929	2,359	(1,566)	16,125
Selling, general and administrative expenses	15,342	5,394	11,308	19,174	51,218
Goodwill impairment	—	—	12,316	—	12,316
Restructuring costs	984	37	803	1,057	2,881
Operating income (loss)	$(7,923)	$1,498	$(22,068)	$(21,797)	$(50,290)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $2.8 million for the nine months ended March 31, 2023.

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed ("LNTP") or other type of assurance that we consider firm. The following arrangements are considered firm:

•fixed-price awards;

•minimum customer commitments on cost plus arrangements; and

•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a LNTP, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended March 31, 2024:

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of December 31, 2023	$658,049	$451,442	$337,332	$1,446,823
Project awards	134,592	27,093	25,113	186,798
Other adjustment(2)	—	—	(17,370)	(17,370)
Revenue recognized	(54,304)	(46,120)	(65,589)	(166,013)
Backlog as of March 31, 2024	$738,337	$432,415	$279,486	$1,450,238
Book-to-bill ratio(1)	2.5	0.6	0.4	1.1

(1)Calculated by dividing project awards by revenue recognized during the period
(2)Backlog was reduced by $17.4 million to account for a reduction of work available to us under an existing refinery maintenance program.
The following table provides a summary of changes in our backlog for the nine months ended March 31, 2024:

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of June 30, 2023	$270,659	$459,518	$359,921	$1,090,098
Project awards	674,486	91,556	148,949	914,991
Other adjustment(2)	—	—	(17,370)	(17,370)
Revenue recognized	(206,808)	(118,659)	(212,014)	(537,481)
Backlog as of March 31, 2024	$738,337	$432,415	$279,486	$1,450,238
Book-to-bill ratio(1)	3.3	0.8	0.7	1.7

(1)Calculated by dividing project awards by revenue recognized during the period
(2)Backlog was reduced by $17.4 million to account for a reduction of work available to us under an existing refinery maintenance program.

Non-GAAP Financial Measures
Adjusted Net Loss
We have presented Adjusted net loss, which we define as Net loss before restructuring costs, gain on sale of assets, and the tax impact of these adjustments because we believe it better depicts our core operating results. We believe that the line item on our Condensed Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted net loss. Since Adjusted net loss is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Net loss as an indicator of operating performance. Adjusted net loss, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted net loss excludes certain financial information compared with Net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted net loss, has certain material limitations as follows:
•It does not include restructuring costs. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.
•It does not include gain on the sale of assets. While this sale occurred outside the normal course of business, any measure that excludes this gain has inherent limitations since the sale resulted in a material inflow of cash.
A reconciliation of Net loss to Adjusted net loss follows:

Reconciliation of Net Loss to Adjusted Net Loss(1)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
Net loss, as reported	$(14,581)	$(12,686)	$(20,599)	$(52,025)
Goodwill impairment	—	—	—	12,316
Restructuring costs	—	316	—	2,881
Gain on sale of assets(2)	—	—	(4,542)	—
Tax impact of adjustments(3)	—	—	—	—
Adjusted net loss	$(14,581)	$(12,370)	$(25,141)	$(36,828)

Loss per share, as reported	$(0.53)	$(0.47)	$(0.75)	$(1.93)
Adjusted loss per share	$(0.53)	$(0.46)	$(0.92)	$(1.37)

(1)Beginning with the first quarter of fiscal 2024, the definition of Adjusted net loss and Adjusted loss per share was updated to no longer include changes in the valuation allowance of deferred tax assets. Prior period information has been adjusted to conform to the updated definition of Adjusted net loss and Adjusted loss per share.
(2)Represents gain on the sale of our Burlington, ON office in the first quarter of FY24 and the gain on the sale of our Catoosa facility in the second quarter of FY24. See Item 1, Note 3 - Property, Plant and Equipment, Burlington Office Disposal, for more information.
(3)Represents the tax impact of the adjustments to Net loss, calculated using the applicable effective tax rate of the adjustment.

Adjusted EBITDA

We have presented Adjusted EBITDA, which we define as Net loss before restructuring costs, gain on sale of assets, stock-based compensation, interest expense, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Condensed Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Net loss as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with Net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted EBITDA, has certain material limitations as follows:
•It does not include restructuring costs. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.
•It does not include gain on the sale of assets. While this sale occurred outside the normal course of business, any measure that excludes this gain has inherent limitations since the sale resulted in a material inflow of cash.
•It does not include stock-based compensation. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we release vested shares out of our treasury stock, which has historically been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.
•It does not include interest expense. Because we have borrowed money to finance our operations and acquisitions, pay commitment fees to maintain our credit facility, and incur fees to issue letters of credit under the credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.
•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.
A reconciliation of Net loss to Adjusted EBITDA follows:

	Three Months Ended		Nine Months Ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
	(In thousands)
Net loss	$(14,581)	$(12,686)	$(20,599)	$(52,025)
Goodwill impairment	—	—	—	12,316
Restructuring costs	—	316	—	2,881
Gain on sale of assets(1)	—	—	(4,542)	—
Stock-based compensation(2)	1,980	1,407	5,765	5,154
Interest expense	143	268	787	1,556
Provision (benefit) for federal, state and foreign income taxes	(2)	(363)	4	(363)
Depreciation and amortization	2,645	3,322	8,337	10,499
Adjusted EBITDA	$(9,815)	$(7,736)	$(10,248)	$(19,982)

(1)Represents gain on the sale of our Burlington, ON office in the first quarter of FY24 and the gain on the sale of our Catoosa facility in the second quarter of FY24. See Item 1, Note 3 - Property, Plant and Equipment, Burlington Office Disposal, for more information.
(2)Represents only the equity-settled portion of our stock-based compensation expense.